UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 28, 2021

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1547 Palos Verde Mall #149 Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (415) 983-0127

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

Amit Mahajan, an independent board of director of VII Peaks Co-Optivist Income BDC II, Inc. (the “Company”), has resigned his position, effective as of June 28, 2021, in order to pursue other professional opportunities.  Mr. Mahajan did not resign his position due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  In accordance with Item 5.02(a)(3) of Form 8-K, the Company provided Mr. Mahajan with a copy of this Form 8-K prior to filing it with the SEC, and the Company understands that Mr. Mahajan agrees with the reasons stated for his resignation.

On June 28, 2018, the independent member of the Board of Directors of the Company appointed, Mr. Jeya Kumar as an independent board member. Mr. Kumar previously served as an independent board member for the Company from the Company’s inception until his resignation in July of 2018. Mr. Kumar was not appointed pursuant to any arrangement or understanding between himself and any other persons pursuant to which he was selected as an director.

Section 8 – Other Events

Item 8.01 Litigation.

On June 30, 2021, a Right to Attach Order was granted in the amount of $500,000 against the Company in connection with a lawsuit styled Hoyt vs Chandhoke et al in which the Company was named as a defendant. Plaintiff alleges fraud and elder abuse (as well as other claims) with respect to a loan made by the Plaintiff to GeoCommerce Inc. The Company believes the action is completely without merit and intends to vigorously defend itself. Under the terms of the order, the Company is prohibited from making expenditures unless it retains a minimum of $500,000 of cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.

 July 2, 2021

By:	/s Michelle E. MacDonald
Michelle E. MacDonald
Chief Financial Officer